UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February June 2, 2005

CB RICHARD ELLIS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 South Figueroa Street, Suite 3400, Los Angeles, California		90017
(Address of Principal Executive Offices)		(Zip Code)

(213) 613-3226

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 1.01.  Entry into a Material Definitive Agreement

During its meeting on June 2, 2005, the Compensation Committee of our Board of Directors approved changes to the base annual salary of certain executive officers after due consideration of the performance of these executive officers.   As a result of his promotion to chief executive officer effective June 2, 2005, Mr. White’s annual base salary was increased from $550,000 to $650,000, and his target incentive cash compensation was increased from $1.1 million to $1.3 million, which were the same levels of base salary and cash incentive compensation in effect for the Company’s former chief executive officer immediately prior to Mr. White’s promotion to the position.   In setting the annual salary and target cash incentive compensation of Mr. White, the Compensation Committee considered the results of a compensation survey conducted by an independent consultant.   Second, the base annual salary of Robert Blain, president of the Asia-Pacific region for the Company was increased from $366,000 to $400,000 and his target cash incentive compensation was increased from $350,000 to $375,000.  This change amends Mr. Blain’s written employment agreement with the Company, dated January 23, 2001.  In addition to the foregoing changes, the Compensation Committee ratified the target cash incentive compensation for our other executive officers at the same target levels as in effect for 2004.   Cash incentive compensation of these officers is not guaranteed and is based upon Company financial performance and/or operational objectives and formulas under the Company’s Executive Bonus Plan, a copy of which is attached to this report.

Item 9.01  Financial Statements and Exhibits

(c)                                  Exhibits.

Exhibit Number	Description
99.1	Executive Bonus Plan

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 8, 2005		CB RICHARD ELLIS GROUP, INC.

	By:	/s/ KENNETH J. KAY
Kenneth J. Kay
Chief Financial Officer